Exhibit 99.1

VIAVID
communications simplified.

OptimizeRX Corporation

First Quarter 2020 Conference Call

May 4, 2020

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Stephen Silvestro, Chief Commercial Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew D’Silva, B. Riley FBR, Inc.

Richard Baldry, ROTH Capital Partners

Ryan Daniels, William Blair & Company

Eric Martinuzzi, Lake Street Capital Markets

Alex Silverman, AWM Investments

P R E S E N T A T I O N

Operator

Good afternoon, and thank you for joining us today to discuss OptimizeRx Corporation’s First Quarter ended March 31, 2020.

With us today are the Company’s Chief Executive Officer, William Febbo; the President, Miriam Paramore; the Chief Financial Officer, Doug Baker; and Chief Commercial Officer, Stephen Silvestro. Following Management’s remarks today we’ll open the call to questions. Then before we conclude today’s call I’ll provide some important cautions regarding the forward-looking statements made by Management during the call. I’d like to remind everyone that today’s call is being recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

Now I would like to turn the call over to OptimizeRx CEO, William Febbo. Please go ahead.

William Febbo

Thank you, Operator, and thank you and good afternoon, everyone. Thanks for joining us on this call today, especially during these difficult times globally.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I’d like to start by highlighting the bravery and sheer strength healthcare providers have brought to our respective communities. Prior to the pandemic, the day-to-day was already challenging. Layering on the volume of those needing care requires a level of commitment that is truly spectacular and hard for us not on the front line to fully appreciate. They are heroes in these times. We all thank you.

I believe this period is to be one our future generations will study and judge from our successes and failures. They will learn what to do, not to do, who to count on, what’s considered exemplary leadership and bravery and what tools are needed to preserve life, business, and cultural continuity.

As been highlighted by many, most countries have done a terrible job preparing for the pandemic. It’s on all of us to be safe and considerate of others as we reenter the world. We must learn and improve and move forward differently so we can avoid such a dramatic disruption in the future.

That being said I’m an optimist. I tend to look for the positives in such times of trouble while being respectful for those still fighting a very real fight against this pandemic. At OptimizeRx we have tried to do our part to help providers and patients.

In late February we began using our point-of-care network to stream free real-time CDC alerts for healthcare providers and use our mobile technology platform to deliver free SMS updates to anyone who wanted to sign up for them. In late February, we began using our point-of-care network to stream free CDC filings, and it was very helpful for all those who signed up. We also gathered thought leaders from several major companies to discuss the impact of COVID-19 on a range of critical areas from continued care to Company policies to the rapidly evolving telehealth industry and how we manage our business in times of quarantine. I want to say I’m proud of our team for pulling all this together so quickly and I’ve been impressed with our partners and other executives for sharing their wisdom so openly without concern for a commercial benefit.

Today, we’re going to run the call slightly differently. While I have my full executive team calling in with me, Doug will give a quick overview of the financials, and then I’ll give opening comments and then we’ll open it up to questions to the analysts.

Now before we dive into the operational details from the first quarter, Doug, take it away.

Douglas Baker

Thanks, Will, and good afternoon, everyone.

Earlier today, we issued a press release with the results of our first quarter that ended March 31. A copy is available for viewing and may be downloaded from the Investor Relations section of our website. We will be filing our 10-Q later this week as well.

Our revenue for the quarter was a record $7.6 million, up 46% compared to a year ago. Gross margin was $4.3 million, up 20% versus a year ago. Our gross margin percentage declined to 57.3% in the quarter which was a result of an unusually favorable product mix in the first quarter of 2019 and a heavier mix of financial messaging this year. We still expect to achieve a minimum gross margin of 60% for the calendar year and are targeting a gross margin of 63%.

Our operating expenses increased to $6.6 million in the first quarter 2020. The increase reflects the investment that we’ve made in our team and growth initiatives and you can see the positive impact of this investment in our results for this quarter.

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Our investment in our commercial organization led to a 46% increase in revenue, a shift towards enterprise contracts and a decreased sales cycle. Our investment in our marketing and product teams gave us the ability to be nimble and quickly respond to some of the operational items Will is discussing on the call.

Adjusted EBITDA, which we report as a non-GAAP financial measure, was a loss of $830,000 in the first quarter as a result of these growth initiatives.

Our balance sheet remains strong. Cash and cash equivalents total $15.2 million, down from $18.9 million at year-end. This decrease resulted from the increased working capital required to fund growth, including payments to our partners and increased receivables from our customers. We expect these to level out over the remainder of the year, and we expect to generate positive cash flow from operations for the full year. We have continued to operate debt-free and do not anticipate needing to raise additional capital over the foreseeable future, for operating purposes or to fund our growth plans.

This wraps up our financial results. I’d like to turn the call back over to Will.

William Febbo

Thanks, Doug.

In talking with Investors, clients and my team over the last six weeks, there seem to be two recurring questions. What steps have we taken to lessen the impact of COVID-19 on business continuity with regard to the team, clients, partners and our balance sheet? Does OptimizeRx have a long-term strategic competitive advantage, which will be reflected in our results and Shareholder value? While I’ll start with a caution that we are all on new ground when it comes to the level of disruption due to COVID-19, at OptimizeRx, we feel fortunate to be so well situated in the market and able to affect digital communication among providers, patients and the healthcare industry.

In terms of business continuity our teams normally operate in a semi virtual basis, distributed work environment. We saw practically no disruption in operations, although early on we decided to stop travel and work from home as a precaution for our team and families. We were already big users of video conferencing so we were able to service our clients and partners, as we usually do and without much difficulty. Given our greater use of video communication, I am actually seeing more and many more of our teammates on a daily basis, which has been a great thing.

We’re also fully cloud-based with AWS, so our technology and security remains solid through these times, can handle any increase in activity. My hat is off to everyone in dealing with this change. The entire team has really stepped up. While late February and early March were very challenging for our clients and our partners, we saw very little disruption in decision-making and interaction, albeit virtual. We are thankful we have many very well-established relationships with our clients, and while none of us want to see this continued disruption, we have seen a dramatic increase in activity, and need for our solutions among our client base.

To-date, we have not seen any pharma programs eliminated or decreased. But I’m sure the executives are all watching events unfold. We are ready to adjust if need be. There is no question that office visits are down markedly from late February. Some have said between 25% and 60%, depending upon specialty. We expect that to hold true through the end of June and possibly later again in the year. With regard to impact on our business, the providers are still using their EHRs from home. It is also important to remember that we focus on essential medications, not elective.

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With regard to the impact on our business, the providers are still using their EHRs at home, and it’s just key that we stay with them. We have not seen a drop in our branded e-prescriptions. Of course, we’re thrilled by our 40%—46% increase in year-over-year revenue growth. But perhaps more importantly, we have seen our close rate increase to above 50% and our sales cycle decrease from 90 to 30 days lately. We continue to receive positive responses to proposals for enterprise-level engagements, which, when viewed together, have an average annualized contract value of about $3.6 million.

We also feel we have some strong tailwinds at our back in terms of our client base. Most of our clients have decided not to hold off on new launches. This is due to the complexities and costs around preparation, and as part of the overall strategy designed to prevent any substantial disruption. Medical conferences, medical liaisons and live advisory boards have all been disrupted. We expect this to drive an increase in demand for digital communication that delivers mission-critical information. The FDA is also committed to accelerating approvals of new medications and indications so many new novel therapies will be coming to market over the coming months and years. This should help provide a healthy pipeline of new opportunities in the future.

While many of our channel partners already had telehealth solutions, the adoption has been relatively low to-date. The recent increase in demand for these types of services has been fantastic for all involved. For us, it has implied benefit of our channel partners and the providers, increasing their attention on those essential tools in order to care for patients. Telehealth is an obvious solution to add. But affordability and adherence to our core solutions have also moved up on the priority list. As a result, the discussions that were progressing normally with new potential partners have all been advanced around enabling affordability and adherence tools to deliver at point of care. We expect this to have a lasting positive impact on our ability to grow and continue to build strong value within our network.

Internally, we have accelerated several launches of new solutions that not only solve problems for our clients but also allow us to further showcase to the market the power of our innovation lab and technology we’ve acquired. We recently highlighted our TelaRep solution as an offering that can help providers connect with our clients’, medical liaisons or sales representatives when they have a specific question. We expect this to be additive this year to a degree, and going forward, becoming a terrific addition to our enterprise solutions for specialty medications.

We also highlighted a few clients recently in a press release that use our virtual care or telehealth solution, which we acquired with RMDY in Q4 of 2019. Given the global adoption of these virtual care methods of interaction and general feeling that the markets will not revert to previous adoption levels post COVID-19, we expect this to help us scale the business for the years to come. We also view our telehealth solution as a very effective tool for our massive patient engagement group, which will have more to share in the coming quarters.

As we highlighted in the recent press release, we were honored to help O2, a client, maintain care for its cardiac patients when their rehab centers were shut down due to COVID-19. I believe the market will see our entry with these new solutions as a very effective tool. Relative to our core messaging solution and COVID-19, we are seeing an increase in demand for financial messaging from our client base. Given the unemployment levels, cost has again surfaced as a major problem for patients and we expect these trends to continue. As reflected in the slight drop in gross margin in Q1, we will bring our cost of sales up a bit, as these products are largely connected to providers through legacy contracts and thus a higher revenue share.

However, we remain confident that our gross margin will improve and level off at the 58% to 62% range by the year-end, with a positive impact from enterprise deals flowing through the P&L and continued growth in patient engagement. We feel confident in this outlook as enterprise deals and patient engagement and forward revenue continue to grow. Actually, we are thrilled with this as we began our shift to this model less than a year ago.

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Our balance sheet, as Doug said, remains strong, debt-free and we’re very diligently managing expenses to assure our flexibility in this market. To be sure, at this time we don’t see any need to raise capital for operational purposes.

Does OptimizeRx have a long-term sustainable competitive advantage? We think so. We are a digital health platform that brings together a very fragmented market of healthcare information technology, connecting patients and providers within healthcare. We have the ability to connect all stakeholders in healthcare, in a way that fits into their daily lives and touches on the pain points we have all experienced, which could include awareness, affordability and adherence of our medication to live a healthy life.

We’ve built a meaningful physician reach over the years with some measure of exclusivity by integrating our platforms into leading EHRs and e-prescribing systems. Today, we reached 60% of the ambulatory market and that is when most prescribing happens. We have also become deeply entrenched in our client base. We work with the top 20 pharmaceutical companies and more than 60 other clients, all of which have multiple siloed businesses in need of our services. The trust we have gained from our clients in supporting a continued shift to SaaS-based enterprise-level recurring revenue model.

We sit squarely in one of the fastest growing segments in health technology, that is point-of-care communications, where there’s a tremendous client demand for greater connectivity that is effective, transparent and measurable, all of which we do. Our addressable market is much bigger than it was even two months ago with the recent explosion of telehealth and our connection to it. You couple that with patient engagement and we’re sitting in a multi multibillion-dollar addressable market. Given the moat that this builds around us, my excitement for the future is at its highest since I joined OptimizeRx in 2016.

We live in a digital age and we strive to be the best digital platform for everyone we work with. Today, we have a scalable secure technology to support and protect our growth, so when the doctor and the patient are working together to solve issues, we can be there when it’s timely and appropriate. Above all, and as I said, each time this is very important to me personally. We’re fostering a great work culture and environment continues to be our top priority, which as any business leader knows or savvy Investor, it’s what makes a great company.

We expect the key benefit of the focus to yield on more predictable recurring revenue, deeper relationships with our clients and ultimately the ability to innovate with our partners in a way to keep us ahead of the changes and opportunities in the market.

Now with that, I’d like to open up to your questions. Operator?

Operator

Thank you, sir.

If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question, and we’ll pause for just a moment to allow everyone the opportunity to signal for questions.

We’ll take our first question from Andrew D’Silva with B. Riley FBR. Please go ahead.

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Andrew D’Silva

Yes, thank you. Good afternoon.

I’m glad to hear everyone sounds healthy, and again, thanks for taking my questions. Just to start, maybe just a little bit of context on how you’re seeing enterprise solutions develop and are you seeing the seasonality of RFPs change, specifically as it relates to more activity currently than is traditionally experienced perhaps at this point in the year?

William Febbo

Hey, Andy, yes. I’ll start and then I’ll hand it over to Steve.

Traditionally, this is the year where we stop talking about pipeline because we’re closing business and executing against what was, as you know, a record pipeline to Q4 and Q1. But given everything going on, we’re actually seeing a pickup in that actual pipeline, as well as a higher close rate. We attribute that mostly just to the need to communicate digitally with so much else being disrupted in terms of the medical conferences, sales, medical liaisons and sales representatives and just travel in general. But, Steve, let me hand it over to you.

Stephen Silvestro

Yes, thanks, Will. Hey, Andy. I think in addition to the market-driven forces that are going on out there, you know that we onboarded several key talents at the end of last year commercially and those are now fully ramped and they’re starting to produce as well. We’re moving past that general RFP piece, as Will said, and we’re driving more demand through that team, in addition to the market-driven demand.

Andrew D’Silva

Okay. Great color. It’s good to hear and see that progress. Then just next question, just curious if you could just discuss how the sales team is performing as your headcount grows, and just a little additional color on deal cycles, sales outreach and how you’re seeing expanding into additional brands with existing clients, are you seeing traction there?

William Febbo

Steve, do you want to take that one?

Stephen Silvestro

Yes. I’m happy to. A couple of things that we’ve really been focused on, Andy, just managing the commercial organization, are really the three levers of volume, value and velocity, so increasing the volume of deals in the pipeline and those that we can execute on. The deal value, obviously, we’ve talked about ACV now publicly. You know that we had a significant growth in pipeline value and deal size. We saw that same value transfer over to executed deals which is part of our growth story. Then, of course, the velocity, we’ve seen the deals now close in 30 days.

We’re focusing on those three levers of execution and the team is being managed extremely tightly and doing an excellent job of really focusing in and executing. The land and expand pieces have proven really successful as well as we’ve—as you heard Will say, in the top 20 clients we’re very well-penetrated, but we’re penetrated with maybe one or two brands. We’ve been able to mushroom that out and expand very well as clients have been very satisfied with existing solutions. They’ve provided internal referrals and we’ve capitalized on those internal referrals and being able to grow the business that way as well. I think that will continue on as we continue to prove ourselves to our clients and do a great job and deliver value to the market.

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Andrew D’Silva

You’re seeing that largely because of the transition towards enterprise solutions? Or is it just a couple other dynamics going on at the same time?

Stephen Silvestro

It’s sort of both. We’re seeing really good—really positive feedback from the enterprise solutions. We had talked about last year in our fourth quarter call about the compounding effects of bringing multiple solutions into the platform and utilizing those to drive better adherence and to produce better outcomes. We’re seeing that in the data, which is really encouraging for our customers. I think that’s part of it. I also think the market forces out there need to be able to communicate digitally at the point of care when we’ve seen basically a 100% reduction in sales force out on the street, just fueling that combination.

One thing that I’ve also seen or that we’re also seeing, Andy, as a result of that is just clients looking for more opportunities to communicate digitally at the point-of-care even outside of what they’re currently familiar with. The launch of TelaRep, again, is really us capitalizing on an opportunity that we have to deliver more value to our customers at the point-of-care and enable those HCPs to get the information that they need to treat their patients.

Andrew D’Silva

Okay, okay. Got it. That’s very good color. Last question for me, I’m sorry, you may have touched on this, but my connection was a little choppy. But just as it relates to taking advantage of the telehealth tailwind created by COVID-19, could you just talk about how you’re expanding the reach RMDY previously had, now that it’s integrating into the OPRX broader platform?

William Febbo

Miriam, you want to talk to that? You may be on mute.

Miriam Paramore

Sure, yes. Had to come off of mute. Yes. Sorry about that. Sorry about that. I’m here. Hey Andy. Yes. Andy, we have really a virtual care delivery mechanism in RMDY. When we acquired it and we saw all of the different things that we could do with the platform, was already in use for a variety of use cases. Those include things that are—the care delivery of cardiac rehabilitation as we mentioned before, mental health services as we talked about before. Our vision on incorporating it with the larger OPRX portfolio is simply that it’s digital reach for the virtual care larger umbrella, which includes point-of-care communication for the purposes of the medication affordability and adherence historically in our network, Andy, but now includes these virtual care tools.

You have patients and providers on one side or each side of a conversation, and you may have health coaches and others on the other. Each of these are now—this is a new virtual point-of-care that’s outside the EHR and it’s where we know we can support the demand for digital communication from our historical industry stakeholders in life sciences. That’s how we’re bringing the two together. I hope that’s helpful.

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Andrew D’Silva

Actually, that’s very helpful and really quite interesting actually. Well, that’s it for me. Thank you very much. Please stay safe and healthy, and good luck going forward this year.

William Febbo

Thanks, Andy. You too.

Operator

Our next question is with Richard Baldry with ROTH Capital. Please go ahead.

Richard Baldry

Thanks. Can you maybe talk and add a little color around the enterprise deals as it’s a new area? How fast do you think some of those can launch and get up to full stride? Because I assume most of these are with existing customers expanding. Is that relatively quick? Or is there any reason to think that those will be slower as they move into broader brands or broader product sets with the Company?

William Febbo

Steve, do you want to grab that?

Stephen Silvestro

Yes. Happy to. Hey, Rich. Yes. I mean, the enterprise deals are basically on a 30- to 45-day launch track right now at this point. Some of the more complex ones may be 60 days before they launch and go live. But what we’re seeing is a tremendous push on the client side to get them live. Things that would have been larger hurdles previously like vastly elongated MLR processes, just delays on getting content or delays on getting creatives from agency partners, those have all been accelerated because folks are trying to find quick ways to get communication out the door and to the HCPs. We’re being enabled a little bit by the current environment, Rich, if that makes sense.

Richard Baldry

Sure. In some prior years we’ve seen the seasonal challenges when maybe macroeconomic conditions offered a headwind to end customers for whatever reason. Obviously, COVID has its own end market challenges in pharma. But your tone is really not signaling any change to their marketing spend, at least with yourselves.

Maybe, I guess, obviously, the digital communications got some defensibility, but I’m still surprised how clean you’re coming through this. Can you maybe talk about some of the prioritization discussions you’ve had with your pharma companies, why you think this time around you’re so much more defensible than we’ve seen in the past?

William Febbo

Yes. I’ll start and then, Steve, you fill in. We have to be a little careful, because obviously our clients are sharing a lot of stuff with us. They’re large public companies and don’t even like that we’re public and have to talk about this. The reality is though, everything that’s happening now has been in the works for 12 to 18 months in terms of launch activities and support activities. As everyone knows, the marketing spend in pharma is huge, if you add conferences and medical liaisons and ad boards and all the things they do, so everyone was coming into early 2020 with that just prepped to go. Obviously that was completely disrupted.

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You wouldn’t want to put the brakes on there because there’s still—so much had gone into getting a medication ready to be sold. When you take that content material in time, you’re not going to slow it down, you’re going to try to get it to move. We have not seen that pull back. We’ve seen—I’m sure they’re being cautious with certain brands. But again, as I mentioned in my prepared remarks, we’re focused on really the essential medications, not elective. I think our elective is probably getting more of a pullback.

I think also in person marketing things that are digital probably getting a pull back, because we’re not sure people are seeing them. Remember, we are point of care, doctors with the patient, and we only deliver what’s relevant to the two when they’re together. They’re never hit with anything that is not relevant. I would just put all that into one. But Steve, why don’t you fill it out?

Stephen Silvestro

I think you summed it up really nicely. I think the one additional comment that I would say is that the medications that are being delivered that we’re supporting are, as Will says, essential medications. That really is a critical fact. I think when we look at the script volumes over time we’ve seen dips in, what I would say, our lifestyle type medications, which generally speaking we’re not supporting as much.

But the critical medications, if you could think about type II diabetics, Rich, or you think about cancer patients, those people will not be able to come off therapy for long periods of time without significant harm being done, number one. Number two, re-hospitalization rates will radically increase, if we, as a health system, pause treatment of those patients for a long period of time. I think everyone is cognizant of that. Prioritization is happening along those lines.

Richard Baldry

Trying to get into more changes in behaviors that this might have driven, are there any metrics around usage by docs when they’re at home with the her, like a penetration or adoption rate changing that you can see? Or is it too early maybe for that? Then, maybe on the prospect side also, any increased activity from new logo potential customers outside of the top 20 plus 60 that you were surprised by that might have understood the value proposition much better in a post-COVID world?

William Febbo

Miriam, you want to take that question?

Miriam Paramore

Yes. Okay. What we’re seeing is consistent utilization of the EHRs, because that’s—it’s—you can dial into it from anywhere. Doctors are very used to accessing the electronic health record via their home computer or even their mobile device or their iPad. All of that is lines on communication and part of their daily lives. They’re on it all the time.

What’s happened is the extraordinary ramp of the use of the Sidecar telehealth tool that, in those cases, is not inside the EHR, it’s in addition to the EHR. What that really means, Will was talking about telehealth earlier and he just talked about virtual care. Virtual care is a much broader way to think about it but telehealth, it does what (phon) people are saying. What the doctors are doing right now is using the tools for specifically for telemedicine purposes or for e-visit purposes, and because the reimbursement to physicians has been expanded specifically to 80 billable codes and so forth, they can have confidence that they can bill in these less restrictions around the use of that technology than they used to be in terms of regulatory restrictions and reimbursement restrictions.

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That is happening typically outside the EHR, but then it also has to be coupled with the EHR because of the scheduling and the master chart in the actual EHR. We’re not seeing any slowdown there but we’re seeing in addition to, and then you’re—I think you’re going to see that continue going forward.

William Febbo

Steve, do you want to take that second one, part of the question?

Stephen Silvestro

Yes. Happy to. Rich, to answer your question, we’re seeing significant activity outside of the top 20, even small to mid-pharma businesses are coming to the table with digital questions and a willingness and funding to engage. Several of the larger deals that we’ve done have been mid pharma deals, which has been excellent. I think we will continue to see that same trajectory for those tiers of customers coming to the table. It’s been really encouraging.

Richard Baldry

Lastly, just looking into the financial model, the—do we expect to see any change to your seasonal revenue pattern from what you would consider a norm given the change that COVID’s brought to the contracting and pipelines? Then same question below the line on the spending side, because of the increased pipelines and faster close rates, do you feel like you might come into the year knowing what you thought you’d need to hire, maybe that needs to accelerate somewhat, just so we get a feel for the top and bottom-line patterns for the year? Thanks.

William Febbo

Yes. Sure. As I said in my comments, it’s really hard to know for sure because we all look at this on a monthly basis. Most big public companies are not giving—are pulling guidance. We don’t want to—we want to be humble but we are in the right place at the right time for our clients and for providers and patients. We’re not seeing a disruption to the seasonality. If we see one partially it would be in Q2 just because of the late March—late February, late March hit. But again, we feel pretty confident we’re going to work through that.

Again, if anything substantial changes we would update our Investors. But right now we’re—as you’re hearing we’re feeling very confident that we can stay to a similar seasonality. Relative to hiring—so we didn’t actually have a lot of hiring into this year. As we said, we did a lot of investing last year, just not just through acquisition but also building the team out. They are really hitting it hard and obviously when this started we put a hold on hiring because we didn’t know. But again, in our model it is very leverageable.

We have a team that can execute as long as we’re doing what we say, which is digitizing content and distributing it. It’s really one of those that you don’t need to add a lot of people to scale further. As of now, we feel like we have the team to continue on to a really nice growth record this year and we’ll keep everyone updated on anything if it changes. But right now we’re feeling very good about it.

Richard Baldry

Great. Congrats on a good start to the year in a tough backdrop.

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William Febbo

Thank you.

Operator

Our next question, Ryan Daniels with William Blair. Please go ahead.

Ryan Daniels

Yes, guys, congrats on a strong quarter. Thanks for taking the question. One’s just a housekeeping one, my phone is going in and out. Can you go back over the close rate details? What it was prior to entering the quarter then what you’re seeing at present?

William Febbo

Sure. Steve, you want to take that? He might be on mute. I’ll start. Generally, we gave a range of 30% to 50% late in the year last year and talked about it again when we reported Q4. We’re seeing it above 50%. I think that’s—my hat’s off to the team that really—I think we had a more curated pipeline, meaning just a lot more substance behind it. That generally leads to a higher conversion rate. We also know what RFPs to stay away from when the market’s just shopping for pricing. Also we’re just seeing a faster close rate. Generally it was a 90-day close rate that’s shifted down to 30 days, which is tremendous in this business. Steve, if you want to add to it, it’s really—it’s a really positive thing for us as a team.

Stephen Silvestro

Yes. That’s great, Will. Thanks. Sorry, I was on mute. Two thousand and eighteen was 35%, like Will said last year we eked up to 39% and now we’re at 52%. The team has just done a fabulous job around focusing on the right deals for the business and also increasing, as Will said, the velocity of closing those deals. It’s just—it’s created a tremendous output from the group. Very proud of what the team has done.

Ryan Daniels

I don’t know if there’s a way to look at this or if you want to provide this much detail, but is the close rate higher because of your sophistication on sales and investments and your broader product offering? Meaning was the close rate factored in January and February? Or did it really accelerate in March as these conferences got canceled and as providers had to—or manufacturers had to turn towards more digital channels to help with product promotion and product launches? If COVID didn’t take place and you trended the same, let’s say as January and February, would it still be above 50%? Or is COVID really helping?

William Febbo

Steve?

Stephen Silvestro

Yes. I don’t think we can break it out by month, Ryan. But my sense is that it’s probably a blend and the team has done an incredible job of focusing on execution, and we’re already off to a great start in January and February, before COVID really broke out. We did see a good uptick in March as well. But I think that the close rate really is due to focus on execution.

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I think what we see that is more COVID correlated would be the sales cycle. Instead of 120 days or even 80 days, which was last year’s average sales cycle, we’re seeing right around a little north of 30 days as Will said. I do think that’s correlated to the market dynamics of customers really being anxious to get out and get communication out there and launch programs, which is excellent. We’re doing our best to try to help them in an efficient and meaningful way, so that they can get their programs live and help the HCPs they’re supporting.

Ryan Daniels

Sure, and final question, I’ll hop off. Is this elevated digital marketing, if you will, from a brand manager-specific pharmaceutical brand to an entire product category manager? Or even to a C-suite level as they see the need to get their drugs out there that they’ve invested a lot of R&D in? As the FDA accelerates, potential drug approvals are going to need a way to get to market? Is this becoming a C-level issue for the first time for your organization and potentially an inflection point because of that?

Stephen Silvestro

You want me to hit that, Will?

William Febbo

Yes. Okay.

Stephen Silvestro

Yes, I mean, we’ve seen over the last 24 months, Ryan, a pivot inside of most pharmaceutical organizations where the focus on digital outreach has become more prominent. Several large manufacturers have announced Chief Digital Officers, which you would have seen in the news. That seat is now a more prominent one, to your point, at the table as they are really relying on that person to orient the business around communication outwardly to HCPs almost entirely. Pharmaceutical brands right now have pretty much pulled all of their sales reps off of the floor. They’re finding ways to enable those sales reps digitally and virtually.

But again, it all comes down to the core digital strategy of how do you do that. How does it become a pull strategy as opposed to a push strategy? No HCP wants to be bombarded with inappropriate information at incorrect times. But universally, all of the market research that is being done out there right now, and there is lots of it, demonstrates that HCPs want to hear from manufacturers and they want correct information that’s timely and reliable and appropriate for their patient. Net-net, it’s becoming a much more prominent role within these organizations.

Ryan Daniels

Okay. Thank you for all the color, and stay safe, thanks.

William Febbo

Thanks, Ryan.

Stephen Silvestro

Thanks.

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Operator

Our next question comes from Eric Martinuzzi with Lake Street. Please go ahead.

Eric Martinuzzi

Thanks. Congrats on the quarter. My question ties back to an earlier question. It has to do with sequential growth in Q2. I know the question was framed around the idea of seasonality, but we do have one month down here in Q2. I’m just—one month completed here in Q2, and I’m just wondering, if you saw anything there that would lead you to believe that your normal seasonal pattern of Q2 being greater than Q1 on the revenue side, is there anything that you see disrupting that?

William Febbo

We don’t right now, Eric. Yes, as we said that, seasonality should be consistent through the year, at least for the next couple of quarters.

Eric Martinuzzi

Okay, and then I wanted to talk about the reloading pattern of the brands that you’re working with. By that, I mean, they come in with an insertion order, they come in with an RFP, that reloading process. I guess that you’re having good win rates on the business that you’re competing for. But are they coming back maybe with more deals that are smaller in size because they don’t know what the heck’s in front of them? Or is it more deals of a similar or larger size?

William Febbo

Steve, do you want to cover that? Yes.

Stephen Silvestro

Sure. The answer is both, Eric. We’re seeing more customers coming back, so much higher renewal rate between periods, largely proven out I think by the return on investment that they’re seeing from initial investments being made, either later last year or earlier this year which has been good. Volume up and also value is a key focus as well. I think they’re willing to spend more dollars, as we’ve discussed, on the ACV piece with some of the enterprise yields that we’re seeing.

Eric Martinuzzi

Okay. I like the sound of that just because obviously you’re selling to existing customers and it’s bigger deals to those existing customers and shorter deal cycles. It all sounds good to me. I have a question for Doug and this is on the cash flow statement. A pretty substantial paid expenses and other assets. I want to say about $2 million of prepaid expense, off the cash flow statement. Can you give us some color there?

Douglas Baker

Sure. That was related to a payment to one of our channel partners. We prepaid some of our costs for the year that should even out and come back to us over the course of the year.

Eric Martinuzzi

Okay, and then obviously my next question is about—you talked about getting to cash flow positive here. I’m assuming we don’t have this kind of thing coming at us every quarter?

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Douglas Baker

Sorry, you’re a little faint. That should be coming back over the course of the whole year, not all in the second quarter.

Eric Martinuzzi

Okay. I think I’ve got my answers. Thanks for taking the question, guys. Good luck.

William Febbo

Thanks, Eric.

Operator

Our next question comes from Alex Silverman with AWM Investments. Please go ahead. If you could depress your mute function?

Alex Silverman

Sorry, I missed that. Pardon me. Congratulations on a great quarter, guys. My question is a little bit along the lines of Eric’s, though slightly different. As your clients think about their budgets and are aggressively spending in this period where their sales force is locked down, are they expanding budget, digital budget? Are they moving budget dollars around? Are they onetime topping off? How are they thinking about this?

William Febbo

Hey, Alex, good to hear your voice. It’s a mixed bag. We deal with a lot of them. They’re all handling it a little differently. But you can be sure that it’s going to be ranked first by impact of revenue and those things that could be disrupted and not disrupted by engagement. We’re seeing some just increasing from shifting dollars. We’re seeing others keep it where it is. Then we’re seeing new brands come in that maybe weren’t thinking of this channel or this strategy for right now and now they’re reassessing. It’s a mixed bag. Steve, if you want to add, go ahead.

Stephen Silvestro

I think you summed it up really well, Will. What we haven’t seen in the marketplace yet, Alex, are significant layoff on sales or medical science liaisons from the manufacturers. We’ve seen them benched as we described earlier, but not pivoting dollars from headcount there into digital engagements. It represents growth in spend.

Alex Silverman

Got it. Great. Thank you very much. The rest of my questions have all been asked and answered. Thanks, again.

William Febbo

Thanks a lot.

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Operator

At this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Please go ahead, sir.

William Febbo

Thank you. Well, if you can take just one thing away from our discussion today, I hope it’s the understanding of our potential for strong growth and ability to generate lots of value for Shareholders because of our sustainable strategic advantage. Beyond the numbers, I hope you can see that we’ve created a unique corporate culture dedicated to something truly valuable, and which makes a difference in people’s lives from patients to physicians and beyond.

We don’t give guidance as an early-stage public company and especially in this current environment, but given everything you’ve heard and what I can see, we are very optimistic for 2020 and feel like we will exceed our internal goals given the heightened need for digital communication with providers and patients for our clients. I look forward to speaking with our Investors in the upcoming virtual conferences with BofA, William Blair and RBC in May and June. But as always, feel free to reach out directly with any questions or concerns.

Now with that, we’ll wrap up the call, and I hope you all stay healthy and well and I look forward to actually seeing you again. Take care.

Operator

Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make any investment decision. The words anticipate estimate, expect, possible and seeking and similar expressions identify forward-looking statements as they speak only to the date that statements were made.

Such forward-looking statements in the call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements, and the need to raise additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying further forward-looking statements. The risks and uncertainties, to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks. Risks and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay starting later this evening and running through May 25. Please refer to today’s press release for dial-in replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s call. You may now disconnect.

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